EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 1st, 2009 (the “Effective Date”), by and between Marshall Manley, a resident of Florida (the “Executive”), and Core Financial Group, Ltd. (formerly Asia Special Situation Acquisition Corp.), a Cayman Islands corporation (the “Company”).

RECITALS:

WHEREAS, the Company is in the business of providing reinsurance and other insurance products, and engages in other related activities in connection with the foregoing (the “Business”).

WHEREAS, the Company is desirous of employing the Executive as its Chief Executive Officer and as its Vice Chairman of the Board of Directors of the Company (the “Board”), and the Executive desires to be employed by the Company in such position, upon the terms and provisions, and subject to the conditions, set forth in this Agreement.

  NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment; Term.  The Company shall employ the Executive, and the Executive shall accept employment by the Company, upon the terms and provisions, and subject to the conditions, of this Agreement.  The term of the Executive’s employment hereunder shall commence on and as of the Effective Date (the “Employment Date”) on the terms and conditions as set forth herein and shall terminate on the December 31, 2014 (as the same may be extended in accordance with this Section 1 or terminated earlier as provided in this Agreement, the “Employment Term”)). This Agreement shall automatically renew for successive two-year periods following the initial five (5) year Employment Term (each a “Renewal Term”), if applicable, unless the Company provides the Executive with written notice not less than one hundred and eighty (180) days prior to the end of the then-existing Employment Term or each Renewal Term, that the Company does not desire the Employment Term to automatically renew, in which event this Agreement shall terminate as of the last day of the then-existing Employment Term or any applicable Renewal Term.  As used herein, the phrase “Term of this Agreement” or the “Employment Term” shall mean and include the initial five-year Employment Term and each applicable Renewal Term.

2.           Position and Duties.

(a)           Position.  For the interim period that commenced on the Effective Date and ends on January 23, 2010, the Executive shall be employed as Executive Vice President of the Company.  At all times from and after January 23, 2010, the Company shall employ the Executive, and the Executive shall serve, as the Chief Executive Officer of the Company.  The Executive shall be responsible for overseeing and managing the Business, including exercising authority for the management of the day-to-day business, operations and strategy of the Company and its subsidiaries, subject only to the ultimate direction and authority of the Board of Directors of the Company (the “Board”).  The Executive shall have such additional responsibilities or duties with respect to the Company and its subsidiaries, and their respective operations, as may be determined and assigned to the Executive by the Board, which responsibilities and duties shall generally be of a nature which may be assigned to the most senior executive of the Company.  If elected by the shareholders, during the Term of this Agreement, the Executive also agrees to serve as the Chairman of the Board or Vice-Chairman of the Board of the Company without additional compensation.  The Executive shall report directly to the Board.

(b)           Election to Board of Directors. During the Employment Term, the Company and the Board shall cause the Executive to be nominated to be elected as a director to the Board and the Executive shall serve at all times during the Employment Term as the [Vice] Chairman of the Board.

(c)           Duties; Other Organizations. During the Employment Term, the Executive agrees to devote substantially all of his business and professional time and efforts on behalf of the Company and its subsidiaries and shall competently, diligently and effectively discharge all of his duties hereunder. During the Employment Term, the Executive shall not be prohibited in any way from (i) serving as an officer or director of any entity or business enterprise which does not interfere with the Executive’s primary duties and responsibilities to the Company and its subsidiaries; provided that such entity or business enterprise does not engage in a business that directly or indirectly competes with the Business in any material respect, or (ii) otherwise participating in such educational, welfare, social, religious, charitable, civic or other non-employment organizations or activities as do not interfere with the Executive’s primary duties and responsibilities to the Company and its subsidiaries and which do not violate any of provisions of this Agreement.  The Executive further agrees to comply fully with all reasonable Company policies as are from time to time in effect during the Employment Term.

(d)           Investments. Nothing in this Agreement shall prohibit the Executive from making any investments in the securities of any entity or business enterprise whatsoever; provided, however, that during the Employment Term, the Executive shall not make any investments (other than “passive investments” as defined below) in the securities of any entity or business enterprise which engages in a business that that directly or indirectly competes with the Business in any material respect.  An investment shall be considered a “passive investment” to the extent that such securities (i) are actively traded on a United States national securities exchange, on the NASDAQ National Market System or Small Cap Market System, on the OTC Bulletin Board, or on any foreign securities exchange, and (ii) represent, at the time such investment is made, less than five percent (5%) of the aggregate voting power of such entity or business enterprise.

(e)           Location. The Executive shall perform his duties from an office location in Palm Beach County, Florida or other location as determined by the Executive and approved by the Board during the Employment Term from time to time. Additionally, the selection of the office space, the improvements and decorating of the office space, the quality of the furnishings and interior decorating shall also be determined in the reasonable discretion of the Executive.

(f)            Office Support.   During the Employment Term, any extensions thereof, and for a five year period immediately following termination of employment for any reason, the Company shall provide and pay for a personal assistant to the Executive of such caliber befitting a Chief Executive Officer and as selected solely by the Executive.  The Company shall be responsible to pay all salary, wages, compensation, and health insurance benefits for such personal assistant on a bi-weekly basis.  In addition, the Company shall, during the Employment Term, any Renewal Term and for the five year period immediately following termination of employment for any reason other than for Cause, provide at its sole cost and expense, all office support as shall be determined by the Executive consistent with this Section 2(f), together with an office suite, telephone, fax, computers, copy machine, office supplies, and office furnishings in accordance with the terms of Section 2(e) above.  In such connection, following termination of employment, the Executive agrees to make himself reasonably available to provide consultation services to the Company at such times and for such consulting fees as the Executive and the Company may mutually agree upon.

3.           Compensation.

(a)           Base Salary.  During the Employment Term, the Company shall pay to the Executive an annual salary of Six Hundred and Fifty Thousand dollars and no cents ($650,000.00), as adjusted in accordance with Section 3(b)  below (as adjusted, (the “Base Salary”); provided, that no Base Salary shall accrue or be payable to the Executive for the period from the Effective Date through January 22, 2010.  The Board, in its discretion, may increase (but not decrease) the Base Salary from time to time.  The Base Salary shall be payable in equal bi-weekly installments during any year of the Employment Term in accordance with the Company’s normal payroll procedures; provided, however, that such payments shall be subject to withholding for applicable taxes and any other amounts generally withheld from compensation paid to salaried senior executives of the Company.

(b)           CPI Increase. The Base Salary shall increase annually by an amount equal to the greater of (i) three percent (3%) for each year of the Employment Term, and (ii) the annual percentage increase in the consumer price index (the “CPI”) for New York, New York, as published by the Federal Bureau of Labor Statistics (the “Bureau”), or any successor entity to the Bureau, in each case multiplied by the then current Base Salary pursuant to Section 3 (a); provided, however, that if the Bureau no longer publishes the CPI, a comparable index reasonably acceptable to the Company and the Executive shall be substituted therefore.

(c)           Equity Award. The Executive shall be entitled to participate in any equity incentive plans for the benefit of executives and other employees of the Company pursuant to the terms of any such plan as may be approved by the Board, and upon such terms and conditions as may be established by the Board or the Compensation Committee of the Board.

(d)           Performance Bonus. Following the end of each fiscal year of the Company during the Employment Term commencing with the fiscal year ending December 31, 2010, the Executive shall be entitled to receive a fiscal year end bonus of up to 100% of the Executive’s Base Salary for such fiscal year, payable in cash as may be determined by the Board; provided, however, that the Executive may choose in his sole discretion to have all or any portion of said bonus paid in the form of shares of stock of the Company (the “Performance Bonus”). The Company shall pay to the Executive the Performance Bonus if the Company achieves or exceeds the financial performance targets for such fiscal year as set forth by the Board during each year of the Term.  The Performance Bonus, if earned, shall be paid by the Company to the Executive within thirty (30) days following the completion of the audited financial statements of the Company for the prior fiscal year.  Notwithstanding anything to the contrary contained herein, in the event the Executive does not achieve or exceed the financial performance targets, the Board in its discretion, may still pay to the Executive a Performance Bonus.

(e)           Change of Control Payment. In the event of a “Change of Control” of the Company (as hereinafter defined) that may occur at any time from and after February 1, 2010, in the event that either (i) the Executive is not offered continuous employment by the Company or its successor-in-interest upon the same terms and conditions as set forth herein, or (ii) the Executive elects not to continue his employment with the Company or such successor-in-interest, in either event the Company or its successor-in-interest shall be require to pay to the Executive a payment which shall be equal to the sum of 200% of the sum of (A) the Executive’s then Base Salary, plus (B) the Performance Bonus (if any) awarded to the Executive in the fiscal year immediately preceding such Change of Control, less (C) $100.00 (the “Change of Control Payment”).  As used herein, the term “Change of Control” means any transaction or series of transactions involving the sale of all or substantially all of the assets or securities of the Company and its subsidiaries, whether by asset sale, merger, consolidation, tender offer or like transaction, whereby the ability to elect a majority of the members of the Board of the Company shall be vested in one or more persons who were not an Affiliate of the Company prior to such transaction(s).

4.           Benefits.

(a)           Certain Benefits. During the Employment Term, the Executive may (subject to applicable eligibility requirements) participate in such insurance and health and medical benefits as are generally made available to the other employees of the Company pursuant to such plans as are from time to time maintained by the Company; provided however that such health insurance plans shall provide coverage for the Executive, his spouse and his family.  The cost of any such insurance premium payments shall be borne solely by the Company and the Company shall reimburse the Executive for any co-payments or out of pocket expenses not otherwise covered by insurance within 30 days of Executive’s submittal of such expenses.

(b)           Vacation. During each full year of the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation.  The Executive shall take vacation at such time or times as the Executive desires based upon the then current business needs and activities of the Company.

(c)           Other Benefits. During the Employment Term, the Executive shall be entitled to receive such other benefits as may be provided to executives or other employees of the Company, including but not limited to participation in the Company’s 401(k) plan, other retirement plans, long term incentive plans, disability plans, life insurance plans, dental and eye care plans, medical plans welfare plans, equity incentive plans and such other benefit plans as may be offered to executives or other employees.   To the extent any such benefit plan is taxable to the Executive, the Company shall pay to the Executive, within 30 days of notice from the Executive, as additional compensation an amount equal to the applicable tax amount.

(d)           Indemnification. During the Employment Term, the Company shall indemnify the Executive and hold the Executive fully harmless from and against all claims, actions, suits, proceedings, liabilities, damages, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which may be incurred by the Executive in connection with the performance of his duties hereunder, to the fullest extent permitted by applicable law and to the extent no less than provided to any other senior executive officer of the Company. Additionally, the Executive shall be permitted to select his own counsel and the Company shall be required to pay to the Executive’s counsel all fees and expenses incurred by Executive on a monthly basis.

(e)           D&O Insurance.  Commencing as of December 1, 2009 Effective Date, and thereafter during the balance of the Employment Term and for a period of five (5) years after the expiration of the Employment Term, the Company shall maintain in full force and effect (and pay all premiums which may be due in respect thereof) directors and officers liability insurance coverage which shall provide not less than ten million dollars ($10,000,000) of coverage per occurrence and in the aggregate.

5.           Allowances; Business Expenses.

(a)           Auto Allowance. During the Employment Term the Executive shall receive a car allowance equal to One Thousand dollars and no cents ($1,000.00) per month (the “Monthly Allowance”), which Monthly Allowance shall increase at the rate of one hundred dollars ($100) per month on each two (2) year anniversary of this Agreement, including any renewals or extensions hereof.

(b)           Business Expenses. Upon receipt of proper substantiation, the Company shall promptly pay directly, or reimburse the Executive for all business expenses to the extent such expenses are paid or incurred by the Executive during the Employment Term in accordance with company policy then in effect from time to time, if any, and to the extent such expenses are reasonable and necessary to the conduct by the Executive of the performance of his duties in connection with the conduct of the Business.  Notwithstanding any Company policy to the contrary, in connection with the Executive’s business travel on behalf of the Company, the Executive shall be entitled to first class hotel accommodations and first class air travel.

(c)           Legal Expense.  The Company agrees to reimburse the Executive for all legal fees and costs incurred by the Executive with respect to the preparation and negotiation of this Agreement, the Stock Purchase Agreement or such other agreements as may be necessary to effectuate the Executive’s employment with the Company.  All such legal fees shall be paid within 30 days of  invoice date.

(d)          Airplane Usage.  In the event the Company owns or leases an airplane, the Executive shall be entitled to priority usage of such airplane as the Executive deems to be solely appropriate, including business or personal travel.

(e)          Private Clubs.  The Executive shall be permitted to join private clubs, for example golf or yacht clubs, that Executive believes are reasonably appropriate in furthering the business interests of the Company.  The Company shall pay on a timely basis all dues, fees, initiation costs or other charges incurred by the Executive at such clubs.

6.           Covenant Not to Solicit.

(a)          No Solicitation. The Executive shall not, during the Employment Term and the twelve (12) month period following the Employment Term (the “Restriction Period”), unless the employment of the Executive is terminated by the Company without Cause (defined below) or by the Executive for Good Reason (defined below), in either such instance the Restriction Period shall only continue for so long as the Company fully satisfies its obligations to the Executive under Section 14 hereof, as applicable, directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of the Company to terminate his, her or its employment, consultancy or other engagement by the Company to become employed by or engaged by any individual, entity, corporation, partnership, association, or other organization (collectively, “Person”) other than the Company, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person; provided, however, that, notwithstanding anything to the contrary contained in the foregoing, the Executive shall be entitled to employ or otherwise utilize the services of his personal assistant in connection with any other business activity or enterprise in which the Executive engages or otherwise participates.

(b)          Prohibited Actions. The Executive shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause:

(i)           any Person who either was an investor in or customer of the Company or any of its subsidiaries at any time during the Employment Term or is an investor in or customer of the Company at any time during the Restriction Period; or

(ii)           any lessee, vendor or supplier to, or any other Person who had or has a business relationship with, the Company at any time during the Employment Term or the Restriction Period;

(the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the same or similar investments, services, activities or goods that any such Prohibited Person invested in, purchased from, was engaged in with or provided to, the Company or any of its subsidiaries or to reduce or terminate such Prohibited Person’s business relationship with the Company; and the Executive shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

7.           Non-Competition.  Except as otherwise provided in this Agreement, during the Employment Term and during the Restriction Period, the Executive shall not, anywhere within the United States of America, directly or indirectly, alone or in association with any other Person, directly or indirectly, (i) acquire, or own in any manner, any interest in any Person that engages in the Business or that engages in any business, activity or enterprise that competes with any aspect of the Business, or (ii) be interested in (whether as an owner, director, officer, partner, member, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any business, activity or enterprise that competes with any aspect of the Business.

8.           Protection of Confidential Information.   The Executive acknowledges that prior to the Employment Date the Executive has had access to, and during the course of the Executive’s employment hereunder will have access to, significant Confidential Information (defined below).  During the Restriction Period, (i) the Executive shall maintain all Confidential Information in strict confidence and shall not disclose any Confidential Information to any other Person, except as necessary in connection with the performance of the Executive’s duties and obligations under this Agreement, and (ii) the Executive shall not use any Confidential Information for any purpose whatsoever except in connection with the performance of the Executive’s duties and obligations under this Agreement.

For purposes of this Agreement, “Confidential Information” shall mean any and all information pertaining to the Company and the Business, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret, including, but not limited to, (i) information, observations and data obtained by the Executive while employed by the Company concerning the Business, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, suppliers, clients and customer, supplier and client lists, (xiii) other copyrightable works, (xiv) marketing plans and trade secrets, and (xv) all similar and related information in whatever form.  Notwithstanding the foregoing, “Confidential Information” shall not include information that (i) is or becomes generally available to, or known by, the public through no fault of the Executive, or (ii) is independently acquired or developed by the Executive without violating any of his obligations under this Agreement.

9.           Return of Property.  All correspondence, reports, charts, products, records, designs, patents, plans, manuals, sales and marketing material, memorandum, advertising materials, customer lists, distributor lists, vendor lists, telephones, beepers, portable computers, and any other such data, information or property collected by or delivered to the Executive by or on behalf of the Company, their representatives, customers, suppliers or others and all other materials compiled by the Executive which pertain to the business of the Company shall be and shall remain the property of the Company and shall be delivered to the Company promptly upon its request at any time and without respect upon completion or other termination of the Executive’s employment hereunder for any reason.

10.           Representations of the Executive.  The Executive represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by the Executive and his provision of services to the Company and the performance of his obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, the Executive agrees to indemnify the Company for any claim, including but not limited to attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter have against the Company based upon any noncompetition agreement, invention or secrecy agreement between the Executive and such third party.

11.           Certain Additional Agreements.

(a)           Legitimate Interest. The Executive agrees that it is a legitimate interest of the Company and reasonable and necessary for the protection of the goodwill and business of the Company, which are valuable to the Company, that the Executive make the covenants contained in Sections 6, 7, 8, and 9 (the “Selected Covenants”).

(b)           Fair and Reasonable. The parties acknowledge that (i) the type and periods of restriction imposed in the Selected Covenants are fair and reasonable and are reasonably required to protect and maintain the proprietary and other legitimate business interests of the Company, as well as the goodwill associated with the Business conducted by the Company, (ii) the Business conducted by the Company extends throughout the United States, and (iii) the time, scope, geographic area and other provisions of the Selected Covenants have been specifically negotiated by sophisticated commercial parties represented by experienced legal counsel.

(c)           Illegality. In the event that any covenant contained in this Agreement, including, without limitation, any of the Selected Covenants shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such covenant shall be interpreted to extend over the maximum period of time for which it may be legal, valid and enforceable, as applicable, and/or over the maximum geographical area as to which it may be legal, valid and enforceable, as applicable, and/or to the maximum extent in all other respects as to which it may be legal, valid and enforceable, as applicable, all as determined by such court making such determination, and (ii) in its reduced form, such covenant shall then be legal, valid and enforceable, as applicable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the parties that such covenants shall be enforceable to the maximum extent permitted by applicable law.

12.          Specific Performance.  The Executive acknowledges that any breach or threatened breach of the covenants contained in the Selected Covenants will cause the Company material and irreparable damage, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach or threatened breach will be inadequate.  Accordingly, the Executive agrees that the Company shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as either of them can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief in respect of any breach or threatened breach of any of the Selected Covenants, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law or irreparable harm.

13.          Termination.

(a)           Death. In the event of the death of the Executive during the Employment Term, the Executive’s employment hereunder shall automatically terminate as of the date of death; provided, however, that the Executive’s estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall pay the Executive’s estate or legal representative, as the case may be, in accordance with its normal payroll procedures, (i) the Base Salary owing to the Executive hereunder through the date of death plus the Base Salary for an additional twelve (12) months; (ii) any accrued but unpaid Performance Bonus; and (iii) any business expenses which were properly reimbursable to the Executive pursuant to Section 5 hereof, through the date of death.  The Executive shall be entitled to no further payment upon such termination.

(b)           Incapacity. In the event of the Executive’s Incapacity (defined below), the Company may, in its sole discretion, upon written notice to the Executive, terminate the Executive’s employment hereunder upon written notice to the Executive; provided, however, that the Executive or the Executive’s legal representative, as the case may be, shall be entitled to receive, and the Company shall pay the Executive or the Executive’s legal representative, as the case may be, in accordance with its normal payroll procedures, (i) the Base Salary owing to the Executive hereunder through the date of termination plus the Base Salary for an additional twenty-four (24) months; (ii) any accrued but unpaid Performance Bonus; (iii) any business expenses which were properly reimbursable to the Executive pursuant to Section 5 hereof through the date of termination; and (iv) the health, medical insurance and other benefits which are provided to the Executive in Section 4 hereunder for a period of eighteen (18) months following such termination.  Upon expiration of such eighteen (18) month period, upon the written request of the Executive, the Company shall continue such health, medical insurance and other benefits, provided that the Executive shall pay or reimburse the Company for any premiums or related costs thereof.  The Executive shall be entitled to no further payment upon such termination.

For purposes of this Agreement, “Incapacity” shall mean the Executive’s inability to perform his duties and obligations hereunder on account of illness or other impairment for three (3) consecutive months or such longer period as proscribed by applicable law, as determined by the Board.

For purposes of this Agreement, “Permanent Disability,” shall mean the inability of the Executive, as determined by the Board, by reason of physical or mental illness to perform the duties required of him under this Agreement for more than one hundred eighty (180) days in any one (1) year period.  Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than one hundred eighty (180) days from the end of the previous period of disability. If a determination of the Board under as to the Permanent Disability of the Executive is disputed by the Executive, the parties agree to abide by the decision of a panel of three physicians, one (1) to be selected by each of the Company and the Executive, such two (2) physicians to jointly select the third physician.  The Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by Company.  Failure to submit to any examination shall constitute the Executive’s accord with the Board’s determination of his Permanent Disability.

(c)           For Cause. The Company shall have the right to terminate the Executive’s employment under this Agreement at any time for Cause (defined below) upon written notice to the Executive.  In the event the Executive’s employment hereunder is terminated by the Company for Cause, the Executive shall be entitled to receive, and the Company shall pay the Executive in accordance with its normal payroll procedures, (i) the Base Salary owing to the Executive hereunder through the date of termination; (ii) the Sale Bonus, (iii) any accrued but unpaid Performance Bonus and (iv) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof through the date of termination.  The Executive shall be entitled to no further payment upon such termination.  The Executive acknowledges and agrees that each of the factors which comprise the definition of “Cause” constitutes, on an individual basis, adequate and sufficient grounds for termination of the Executive’s employment with the Company.

For purposes of this Agreement, “Cause” shall mean:

(i)           Any breach by the Executive of any material covenant, condition or term contained in this Agreement, which breach is demonstrably willful and deliberate on the Executive’s part and which has been committed either in bad faith or without reasonable belief by the Executive that such breach was in the best interests of the Company, and the Executive’s failure to cure such breach within thirty (30) days of the Executive’s receipt of written notice with respect thereto; or

(ii)           Any conviction of the Executive of a crime of moral turpitude or a felony of a nature that would either result in the incarceration of the Executive or could reasonably be expected to materially and adversely affect the Company and its reputation in the business and investment community.

(d)           Good Reason. The Executive shall be entitled to terminate his employment with the Company for Good Reason (defined below) upon notice to the Company of his intent to so terminate within thirty (30) days after he has actual knowledge of the event giving rise to the notice and the Company fails to cure the condition specified in the Executive’s notice to the Company required to be provided by this Section 13(d) within thirty (30) days following such notice.  If the Executive terminates his employment hereunder for Good Reason, the Executive shall be entitled to receive, and the Company shall pay the Executive, in accordance with the Company’s normal payroll procedures, (i) Base Salary owing to the Executive through date of termination plus an amount (payable in the same manner as his Base Salary) equal to 200% of the Executive’s annual Base Salary as at the date of termination for Good Reason (the owed to the Executive under this Section (i) shall be referred to herein as the “Severance Payment”); (ii) any accrued but unpaid Performance Bonus; and (iii) any business expenses which were properly reimbursable to the Executive pursuant to Section 5 hereof through the date of termination; and (iv) the health, medical insurance and other benefits which are provided to the Executive in Section 4 hereunder for a period of 18 months following such termination.  In addition, any stock options granted by the Company to the Executive which have not vested or are not yet exercisable shall automatically vest and become immediately exercisable by the Executive commencing on the date the Executive is terminated for Good Reason and for a period of five (5) years following such date of termination.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i)           the Executive is not retained as Chief Executive Officer of the Company, even if the Executive is allowed to continue in the employ of the Company; or

(ii)          the Company materially reduces the Executive’s duties and responsibilities hereunder; or

(iii)         the Executive is removed by the Board or the Board refuses to place the Executive’s name for nomination to the Board at any shareholders meeting from his position as Chief Executive Officer and as a member of the Board for any reason, other than Cause; or

(iv)         the Company fails to perform or observe any of its material obligations to the Executive under this Agreement including, without limitation, by failing to provide or cause the provision of, any compensation or benefits to the Executive that it is obligated to provide hereunder; or

(v)          the Company undergoes a Change of Control as set forth in Section 3(e) of this Agreement.

(e)           Voluntary.  The Executive shall be entitled to voluntarily terminate his employment with the Company prior to the end of the Employment Term upon ninety (90) days prior written notice from the Executive to the Company. If the Executive voluntarily terminates his employment hereunder, the Executive shall be entitled to receive, and the Company shall pay the Executive in accordance with its normal payroll procedures, (i) the Base Salary owing to the Executive hereunder through the date of termination; and (ii) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof through the date of termination.  The Executive shall be entitled to no further payment upon such termination.  If the Executive voluntarily terminates his employment hereunder, it shall not be deemed a breach of this Agreement by the Executive or a violation of the Executive’s duties or obligations hereunder.

14.           Miscellaneous.

(a)           Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows:  (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s facsimile machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 14(a)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:

Core Financial Group, Ltd.
c/o M & C Corporate Services Limited
P.O. Box 309 GT
Ugland House
South Church Street
George Town, Grand Cayman

with a copy to:

Stephen A. Weiss, Esq.
Hodgson Russ, LLP
1540 Broadway, 24th Floor
New York, NY  10036-4039

If to the Executive, to:

Marshall Manley
2475 Marseilles Drive
Palm Beach Gardens, FL 33410

With a Copy to:

Bruce C. Rosetto, Esq.
Greenberg Traurig, P.A.
5100 Town Center Circle
Suite 400
Boca Raton, FL 33486

or to such other address as any party may specify by notice given to the other party in accordance with this Section 14 (a).

(b)           Amendment.  This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

(c)           Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

(d)           Waiver.  Any waiver by a party hereto of any breach of or failure to comply with any provision or condition of this Agreement by any other party hereto shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given.  No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 14(a).  No failure or delay by any party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

15.           Governing Law; Jurisdiction.

(a)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

(b)           Jurisdiction. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Florida, County of Palm Beach with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 14(a) hereof.  Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding.

16.           Binding Effect, No Assignment, etc.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, estate, successors and permitted assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, and any attempt to do so shall be void and of no force and effect, except (i) assignments and transfers by operation of law and (ii) that the Company may assign any or all of its respective rights, interests and obligations hereunder to any purchaser of a majority of the issued and outstanding capital stock of the Company or a substantial part of the assets of the Company.

17.           Third Parties.  Nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, privileges or remedies under or by reason of this Agreement.

18.           Headings.  The section headings contained in this Agreement  are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.  Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.  References to the singular shall include the plural and vice versa.

19.           Counterparts.  This Agreement may be executed in two (2) or more counterparts (including by facsimile signature, which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document.  This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CORE FINANCIAL GROUP, LTD.

By:
Name:
Title:

Marshall Manley